Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Dreamland Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$0.00001 per share, offered pursuant to the public offering prospectus(2)	457	(a)	2,000,000	US$5.00	US$10,000,000	US$153.10 per US$1,000,000	US$1,531
	Equity	Ordinary shares, par value US$0.00001 per share, offered pursuant to the resale prospectus(2)	457	(a)	5,416,740	US$5.00	US$27,083,700	US$153.10 per US$1,000,000	US$4,146.51

Fees Previously Paid

Total Offering Amounts							US$37,083,700	—	US$5,677.51
Total Fees Previously Paid							—	—	—
Total Fee Offsets							—	—	—
Net Fee Due							—	—	US$5,677.51

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares based on an assumed initial public offering price of $5.00 per share, which is the high end of the offer price range set forth on the cover of this public offering prospectus.
(2)	Pursuant to Rule 416(a) of the Securities Act, the ordinary shares registered hereby also includes an indeterminable number of additional securities that may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.